AMENDMENT NO. 3

to that certain
NOTE PURCHASE AGREEMENT
dated as of April 30, 1998

          This AMENDMENT NO. 3 (this "Amendment"), dated as of June 27, 2002, is by and between CONTAINER APPLICATIONS INTERNATIONAL, INC., a Nevada corporation (the "Company") and INTERPOOL, INC., a Delaware corporation ("Lender"). Capitalized terms used herein without definition shall have the respective meanings provided therefor in the Note Purchase Agreement referred to below.

          WHEREAS, the Company and the Lender are parties to that certain Note Purchase Agreement, dated as of April 30, 1998 (as amended, modified, supplemented or restated and in effect on the date hereof, the "Note Purchase Agreement"), pursuant to which the Lender, upon certain terms and conditions, has purchased a subordinated promissory note from the Company;

          WHEREAS, the Company has requested that the Lender amend certain of the terms and provisions of the Note Purchase Agreement as set forth herein; and

          WHEREAS, subject to the terms and provisions hereof the Lender has agreed to amend the Note Purchase Agreement as hereinafter provided.

          NOW THEREFORE, the parties hereto hereby agree as follows:

           §1. Amendments to Note Purchase Agreement. Subject to the consent of the Administrative Agent on behalf of the Lenders (as each such term is defined in the Bank Credit Agreement), the Note Purchase Agreement is hereby amended as follows:

           §1.1. Definitions. Section 1.1 of the Note Purchase Agreement is amended as follows:

           (a) The following new definitions are hereby added to such Section 1.1 in their appropriate places in the alphabetical order:

"Consolidated EBITDAR" shall mean, with respect to any fiscal period of the Company and its Subsidiaries, an amount equal to the sum of (a) Consolidated EBITDA for such fiscal period plus (b) consolidated rental expense for such fiscal period as determined in accordance with GAAP.

"Synthetic Lease" shall mean any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

          "Third Amendment Effective Date" shall mean June 27, 2002.

           (b) The definition of "Earnings Before Interest and Taxes" is hereby deleted in its entirety.

           (c) The following existing definitions are hereby amended and restated in their entirety as follows:

"Bank Credit Agreement" shall mean the Fifth Restated Revolving Credit and Term Loan Agreement, dated as of June 27 2002, among the Company, Fleet National Bank (f/k/a BankBoston, N.A.), as administrative agent, and the other lenders from time to time party thereto and as it may be further amended, modified, supplemented or restated from time to time with such consent, if any, of the Noteholders as is required under the Subordination and Intercreditor Agreement.

"Consolidated EBITDA" shall mean, with respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income (or Deficit) of the Company and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person's Consolidated Net Income and without duplication, (i} depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) other noncash charges for such period, plus (v) principal payments received by the Company or any of its Subsidiaries during such period with respect to Direct Finance Leases, all as determined in accordance with GAAP.

"Consolidated Net Income (or Deficit)" shall mean, the consolidated net income (or deficit) of the Company and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary items of income or loss.

"Consolidated Operating Cash Flow" shall mean, with respect to any fiscal period of the Company and its Subsidiaries, an amount equal to (i) Consolidated EBITDAR for such fiscal period minus (ii) cash interest expense for such fiscal period minus (iii) cash income tax expense for such period, in each case, as determined in accordance with GAAP.

"Consolidated Senior Debt" shall mean, at any time of determination, with respect to the Company and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness (excluding Subordinated Debt) of the Company and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) Capitalized Leases, (iv) Rental Obligations, and (v) the maximum drawing amount of all letters of credit outstanding plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Company or any of its Subsidiaries.

"Consolidated Total Debt Service" shall mean, with respect to the Company and its Subsidiaries as of any Computation Date, for the period specified in the applicable covenant ending on such Computation Date (the "Test Period"), the sum, without duplication, of (a) any and all scheduled repayments of principal made during the fiscal period to which such Computation Date relates in respect of Debt that becomes due and payable or that are to become due and payable during such fiscal period pursuant to any agreement or instrument to which the Company or any of its Subsidiaries is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or Capitalized Leases, (iv) in respect of any reimbursement obligations in respect of letters of credit due and payable during such period, and (v) Debt of the type referred to above of another Person guaranteed by the Company or any of its Subsidiaries plus (b) one tenth (1/10) of the average daily outstanding amount of the Revolving Credit Loans during such fiscal period plus (c) payments made during such period in respect of operating leases. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

"Consolidated Total Interest Expense" shall mean for any period, the aggeregate amount of interest required to be paid or accrued by the Company and its Subsidiaries during such period on all Debt of the Company and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

"Debt" shall mean, as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

          (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (d) every obligation of such Person issued or assumed as the deferred purchase price of property of services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (e) every obligation of such Person under any Capitalized Lease,

          (f) every obligation of such Person under any Synthetic Lease,

          (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

          (h) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

          (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract"),

          (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

          (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation, and

(l) all Rental Obligations of such Person.

The "amount" or "principal amount" of any Debt at any time of determination represented by (i) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rental obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Company or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (iv) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (v) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, and (vii) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

"Maturity Date" shall mean the thirteenth anniversary of the Funding Date.

"Permitted Liens" shall mean: (i) liens in favor of the Company on all or part of the assets of Subsidiaries of the Company securing indebtedness owing by Subsidiaries of the Company to the Company; (ii) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue; (iii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations; (iv) liens on properties in respect of judgments or awards, the Debt with respect to which is permitted by Section 9.1(c) of the Bank Credit Agreement; (v) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue; (vi) encumbrances on real estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Company or a Subsidiary of the Company is a party, and other minor liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Company and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Company individually or of the Company and its Subsidiaries on a consolidated basis; (vii) liens listed on Schedule 9.2 to the Bank Credit Agreement; (viii) security interests in or mortgages on real or personal property acquired or leased after the Effective Date to secure Debt of the type and amount permitted by Section 9.1(f) or Section 9.1(g) of the Bank Credit Agreement, and proceeds thereof (including without limitation leases, accounts receivable, instruments and documents) which security interests or mortgages cover only the real or personal property so acquired or leased; (ix) liens on assets and property of the Company in favor of Purchaser; (x) liens in favor of the Banks and the agent therefor under the Loan Documents (as defined in the Bank Credit Agreement); (xi) liens consisting of the interest of lessees under leases of containers where the Company is lessor; (xii) liens on the property listed on Schedule 9.2 to the Bank Credit Agreement which are granted to secure any refinancing or renewal of Debt permitted under Section 9.1 which refinancing or renewal is permitted under Section 9.1(h) of the Bank Credit Agreement (subject to all the provisos contained therein) provided, that (a) such liens encumber the same property (and no additional assets or property of the company) as secured the Debt that was so refinanced or renewed and (b) the aggregate amount of Debt secured by such property has not increased as a result of such refinancing or renewal; and (xiii) the interests of lessors in property leased to the Company or a Subsidiary of the Company under Section 9.1(f) or 9.1(g) of the Bank Credit Agreement.

"Staff Loan Program" shall mean a program administered by the Company pursuant to which the Company makes loans to employees; provided, that the aggregate principal amount of loans outstanding at any time under such program shall not exceed $1,500,000, and that no more than an aggregate of $100,000 of which may be unsecured.

           §1.2. Time and Place of Payments; Interest Rate; Payment of Principal and Interest under the Note. Section 2.3(c) of the Note Purchase Agreement is hereby amended by deleting the reference to "Section 2(b)(i)" in the first sentence thereof and replacing it with "Section 3(b)".

           §1.3 Prepayment.

           (i) Section 2.6(a) of the Note Purchase Agreement is hereby amended by inserting the words "Subject to the terms and conditions of the Subordination and Intercreditor Agreement, the" at the beginning of the first sentence thereof.

           (ii) Section 2.6(b) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

"Mandatory Prepayments. Unless prepaid in accordance with the terms hereof, Company shall pay consecutive quarterly installments of principal with respect to the Note, without demand, beginning on the thirty-third Quarterly Payment Date after the Funding Date and on each Quarterly Payment Date thereafter through, and including, the Maturity Date. The amount of such installment shall be equal to the remaining principal balance of the Note divided by the number of remaining scheduled mandatory principal payments (including the prepayment then to be made)."

           §1.4. Financial Statements and Other Information. Section 5.8(m) of the Note Purchase Agreement is hereby amended by replacing the reference to "Section 8.4(i)" with the reference "Section 8.4(k)".

           §1.5. Consolidated Adjusted Tangible Net Worth. Section 6.1(b) of the Note Purchase Agreement is hereby deleted in its entirety.

           §1.6. Interest Coverage. Section 6.1(d) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

           "(d) Interest Coverage. The Company will not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Total Interest Expense for any period of four consecutive fiscal quarters ending during any period set forth in the table below as measured on each Computation Date, to be less than the ratio set forth site such period in such table:

Period	Ratio
Third Amendment Effective Date through	1.75:1.00
March 31, 2003

April 1, 2003 and thereafter	2.00:1.00

           §1.7. Investments. Section 6.3(e) of the Note Purchase Agreement is hereby amended by replacing the term "Loan Program" with the term "Staff Loan Program".

           §2. Representations and Warranties. The Company hereby represents and warrants to the Lender as follows:

          (a) Representations and Warranties in Note Purchase Agreement. The representations and warranties of the Company contained in the Note Purchase Agreement were true and correct in all material respects when made, and continue to be true and correct in all material respects on the date hereof, except to the extent that such representations expressly relate to an earlier date.

          (b) Authority, Etc. The execution and delivery by the Company of this Amendment and the other documents delivered in connection herewith (collectively, the "Amendment Documents") and the performance by the Company of all of its agreements and obligations under the Amendment Documents (i) are within the corporate authority of the Company, (ii) have been duly authorized by all necessary corporate proceedings by the Company, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Company is subject or any judgment, order, writ, injunction, license or permit applicable to the Company, (iv) do not conflict with any provision of the corporate charter or by-laws of, or any agreement or other instrument binding upon, the Company, and (v) do not require the approval or consent of, or filing with, any Person other than those already obtained.

          (c) Enforceability of Obligations. The Amendment Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(d) No Default. Immediately prior to and after giving effect to this Amendment, no Default or Event of Default exists under the Note Purchase Agreement or any Ancillary Document.

           §3. Affirmation of Company. The Company hereby affirms its absolute and unconditional promise to pay to the Lender all amounts due under the Note and the Note Purchase Agreement, at the times and in the amounts provided for therein. The Company further affirms and agrees that (i) the obligations of the Company to the Lender under the Note Purchase Agreement as amended hereby are secured by and entitled to the benefits of the Security Agreement, and (iii) all references to the term "Note Purchase Agreement" in the Security Agreement shall hereafter refer to the Note Purchase Agreement as amended hereby.

           §4. Notice of Amendment to Bank Credit Agreement. The Lender acknowledges that it has received notice of the proposed Fifth Restated Revolving Credit Agreement to be entered into by and among the Company, the Administrative Agent and the Lenders (as each such term is defined in the Bank Credit Agreement), as such notice is contemplated by Section 7.4 of the Note Purchase Agreement.

           §5. Condition to Effectiveness. This Amendment shall become effective upon receipt by each of the Lender and the Administrative Agent of a fully-executed copy hereof.

           §6. Miscellaneous Provisions.

          (a) Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Note Purchase Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Note Purchase Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Note Purchase Agreement shall be read and construed as one instrument. Nothing contained in this Amendment (i) shall be construed to imply a willingness on the part of the Lender to grant any similar or other future amendment of any of the terms and conditions of the Note Purchase Agreement and (ii) shall in any way prejudice, impair or effect arty rights or remedies of the Lender under the Note Purchase Agreement.

          (b) THIS AMENDMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND THE VALIDITY OF THIS AMENDMENT AND THE ENFORCEMENT HEREOF SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

          (c) This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

(d) Headings or captions used in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

(e) This Amendment shall constitute one of the Ancillary Documents referred to in the Note Purchase Agreement.

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as an agreement under seal as of the date first written above.

CONTAINER APPLICATIONS INTERNATIONAL, INC. By: Name: Title: INTERPOOL, INC. By: Name: Title:

          In accordance with paragraph 19(a) of the Subordination and Intercreditor Agreement, the undersigned, as Administrative Agent for the Lenders referred to in the Subordination and Intercreditor Agreement, hereby consents to the amendments contemplated by § 1 of this Amendment.

FLEET NATIONAL BANK, as Administrative Agent for the Lenders By: Name: Title: